UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50505	13-4287300
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Foxborough Blvd., Suite 240 Foxborough, MA	02035
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 549-9981

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01: Entry into Material Definitive Agreements.

On February 19, 2008, Cyberkinetics Neurotechnology Systems, Inc. (the "Company") entered into agreements with NEUROMetrix, Inc. ("NEURO") forming a joint venture pursuant to which the Company and NEURO will develop and commercialize a therapeutic product for peripheral nerve injury based on Cyberkinetics's Andara™ Oscillating Field Stimulator (OFS™) neurostimulation technology platform. As announced in the news release attached hereto as Exhibit 99.1, NEURO will fund the first $2.0 million of the development and commercialization costs and will provide intellectual property developed by it and biomedical engineering and neurophysiology expertise to the joint venture. The Company will contribute or license (or sublicense) intellectual property related to its Andara™ OFS™ Therapy platform and provide technical and scientific expertise to the joint venture. After the initial $2.0 million investment by NEURO, the two companies will each contribute equally to future development and commercialization costs. As part of the agreement, NEURO will market and distribute, and the Company will manufacture, any collaboration products developed by the joint venture.

The following is a general description of the material terms of the agreements with NEURO. Each of these descriptions is qualified in its entirety by reference to the full text of the relevant agreement.

Collaboration Agreement by and among the Company, NEURO and PNIR, LLC (the "Collaboration Agreement")

General. The Company and NEURO agreed to collaborate to develop and commercialize therapeutic products for peripheral nerve injuries, diseases or disorders. The Company and NEURO will contribute or license (or sublicense) certain intellectual property to the joint venture and NEURO will contribute the first $2.0 million of the development and commercialization costs. Development and commercialization costs exceeding $2.0 million will be shared equally by the Company and NEURO.

Non-Compete Obligations. During the term of the joint venture and, under certain circumstances, for a period of time thereafter, neither the Company nor NEURO nor any of their respective affiliates may engage in the commercialization, manufacturing, marketing, sale or distribution of any products for use in the Field (as such term is defined in the Collaboration Agreement). Additionally, the joint venture will have a right of first negotiation prior to any commercialization of any Competitive Products (as such term is defined in the Collaboration Agreement) by either the Company or NEURO or any of their respective affiliates.

Termination Following Breach. Either the Company or NEURO may terminate the Collaboration Agreement if the other party commits a breach of any material provision of the Collaboration Agreement and such breach is not cured within certain time periods. A breach of the Collaboration Agreement would occur upon either the Company's or NEURO's failure to (a) satisfy timely any financial obligations under the Collaboration Agreement subject to certain cure rights, (b) disclose, contribute or license (or sublicense) required intellectual property or (c) perform timely any obligation that significantly delays or impairs, or is reasonably likely to significantly delay or impair, the relevant research or the development or commercialization activities of the joint venture. Consequences of termination for breach include (i) dissolution of the joint venture, (ii) loss by the breaching party of ownership rights to joint inventions but retention of a license thereto, (iii) revocation of licenses granted by both parties to the joint venture, provided that the non-breaching party will have an option to obtain from the breaching party a license to the intellectual property formerly contributed or licensed by the breaching party to the joint venture for consideration based upon a percentage of net sales of certain products by the non-breaching party and (iv) if the non-breaching party exercises the option provided under clause (iii) above, loss by the breaching party of clinical data and joint-venture-owned trademarks and goodwill.

Termination for Convenience. At any time following the two (2) year anniversary of the Effective Date (as defined in the Collaboration Agreement), either the Company or NEURO may terminate the Collaboration Agreement for any reason upon one hundred eighty (180) days prior written notice to the other party and the joint venture, if such terminating party is in compliance with all of its obligations thereunder at such time. Consequences of termination for convenience include (i) dissolution of the joint venture, (ii) loss by the terminating party of ownership rights to joint inventions but retention of a license thereto, (iii) revocation of licenses granted by both parties to the joint venture, provided that the non-terminating party will have an option to obtain from the terminating party a license to the intellectual property formerly contributed or licensed by the terminating party to the joint venture for consideration based upon a percentage of net sales of certain products by the non-terminating party and (iv) if the non-terminating party exercises the option provided under clause (iii) above, loss by the terminating party of clinical data and joint-venture-owned trademarks and goodwill.

Indemnification. Both the Company and NEURO (each, an "Indemnifying Party") agreed to indemnify each other, the joint venture and their respective directors, officers and employees against any claims, liability, damage, loss, cost or expense (including reasonable attorneys' fees and costs) incurred by any of them, to the extent resulting from: (i) the negligence or willful misconduct of that Indemnifying Party's employees, representatives or agents; or (ii) that Indemnifying Party's breach of the Collaboration Agreement or any Transaction Agreement (as such term is defined in the Collaboration Agreement).

Limited Liability Company Agreement of PNIR, LLC with NEURO (the "Operating Agreement")

Management. The business and affairs of the joint venture will be managed by a Board of Directors, fifty percent (50%) of the members of which will be designated by the Company and fifty percent (50%) of the members of which will be designated by NEURO. A Steering Committee, consisting of the same persons who will serve on the Board of Directors, will oversee and coordinate the activities of the parties in performing the development and commercialization program contemplated by the Collaboration Agreement.

Failure to Make Cash Contributions. In the event that the Company or NEURO fails to make any required cash capital contribution within the required time, such party will be assessed interest on such unpaid amount. Failure by a party to make any required cash capital contribution could subject that party to dilution of its ownership interest in the joint venture (as provided in the Operating Agreement).

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

Not applicable

(b)  Pro forma financial information

Not applicable

(c)  Shell company transaction

Not applicable

(d) Exhibits.
99.1 Cyberkinetics Neurotechnology Systems, Inc. press release, issued February 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

Date: February 25, 2008	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

99.1	Cyberkinetics Neurotechnology Systems, Inc. press release, issued February 19, 2008